Exhibit 5.1

To Call Writer Directly:
312 861-2000

200 East Randolph Drive
Chicago, Illinois 60601

312 861-2000

www.kirkland.com

Facsimile:
312 861-2200

July 1, 2005

Triad Financial Corporation
7711 Center Avenue, Suite 100
Huntington Beach, California 92647

Re:     Registration Statement on Form S-4 (Registration No. 333-               )

Ladies and Gentlemen:

     We are issuing this opinion letter in our capacity as special legal counsel to Triad Financial Corporation, a California corporation (the “Issuer”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $150,000,000 in aggregate principal amount of the Issuer’s 11.125% Senior Notes due 2013, Series B (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 (Registration No. 333-          ) as originally filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

     The Exchange Notes are to be issued pursuant to the Indenture, dated as of April 29, 2005, among Triad Acquisition Corp. and JPMorgan Chase Bank, N.A., as trustee, as supplemented by the Supplemental Indenture, also dated as of April 29, 2005, among the Issuer and JPMorgan Chase Bank, N.A., as trustee (as may be amended or supplemented from time to time, the “Indenture”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s outstanding 11.125% Senior Notes due 2013 (the “Outstanding Notes”), of which $150,000,000 in aggregate principal amount is outstanding.

     In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) resolutions of the Issuer with respect to the issuance of the Exchange Notes, (ii) the Indenture, (iii) Registration Statement and (iv) the Exchange and Registration Rights Agreement, dated as of April 29, 2005, by and among Triad Acquisition Corp., the Issuer, Goldman, Sachs & Co. and Citigroup Global Markets Inc.

London               Los Angeles                Munich               New York               San Francisco               Washington, D.C.

Triad Financial Corporation
July 1, 2005

     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and others.

     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of New York and the federal laws of the United States.

     Based upon and subject to the assumptions, qualifications, exclusions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders thereof in exchange for the Outstanding Notes, the Exchange Notes will be binding obligations of the Issuer.

     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

     Our advice on every legal issue addressed in this letter is based exclusively on the law of the State of New York or the federal laws of the United States. For purposes of our opinion that the Exchange Notes will be binding obligation of the Issuer, we have relied upon the opinion of in-house counsel of the Issuer that the Indenture has been duly authorized, executed and delivered and the Exchange Notes have been duly authorized by the Issuer in accordance with the applicable laws, rules or regulations of the State of California.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or

Triad Financial Corporation
July 1, 2005

supplement this opinion should the present laws of the State of New York or the federal law of the United States be changed by legislative action, judicial decision or otherwise.

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP